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                                                                   EXHIBIT 5.2

                                   KIRKLAND & ELLIS
                   Partnerships Including Professional Corporations

                                   Citicorp Center
                                153 East 53rd Street
                           New York, New York  10022-4675
                                   (212) 446-4800

                                 December 31, 1998

First Security Bank, N.A.
79 South Main Street
Salt Lake City, Utah 84111

          Re:  First Security Bank, N.A.
               First Security-Registered Trademark- Auto Owner Trusts Registration Statement on Form S-3
               -------------------------------------------------------

          We have acted as special counsel to First Security Bank, N.A., a national banking association (the "BANK"), in connection with the above-mentioned Registration Statement on Form S-3 filed with the Securities and Exchange Commission (together with the exhibits and amendments thereto, the "REGISTRATION STATEMENT") in connection with the registration by the Bank of certain Asset Backed Notes (the "NOTES") and certain Asset Backed Certificates (the "CERTIFICATES") to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more Supplements (each, a "PROSPECTUS SUPPLEMENT") to the Prospectus (the "PROSPECTUS") included in the Registration Statement.

          As described in the Registration Statement, the Notes and the Certificates will be issued by owner trusts (the "TRUSTS"). The Trusts will be formed pursuant to a Certificate of Trust filed with the Secretary of State of Delaware.

          In arriving at the opinion expressed below, among other things, we have examined and relied, to the extent we deem proper on (i) the form of Sale and Servicing Agreement, (ii) the form of Trust Agreement (including the form of Certificates included as an exhibit thereto), (iii) the form of Indenture (including the form of Notes included as an exhibit thereto) and
(iv) the form of the Underwriting Agreement to be executed by the Bank and the representative of the several underwriters (the "UNDERWRITERS) to be parties thereto (the "UNDERWRITING AGREEMENT").

          Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors' rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations which may limit the rights of the parties.

          Subject to the assumptions, qualifications, and limitations identified in this letter, and assuming the aforementioned documents are duly executed and delivered in substantially the form we have examined, we hereby advise you that in our opinion after the Requisite Preliminary Actions


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identified below have been taken (i) the Certificates will have been validly issued and will be fully paid and non-assessable and (ii) the Notes will be validly issued and binding obligations of the applicable Trust.

          The term "Requisite Preliminary Actions" means: (i) the approval by the Bank's Board of Directors of resolutions authorizing the Bank to execute and deliver the Underwriting Agreement, to take the actions necessary to obtain issuance of: (a) the Notes under each Indenture and (b) the Certificates under each Trust Agreement and to sell the Notes and the Certificates in accordance with the terms of the Underwriting Agreement and the other agreements and to take the other actions contemplated by each Indenture, each Trust Agreement and the Underwriting Agreement; (ii) the issuance by any committee, group or executive of such authorization as may be required by the resolutions contemplated in clause (i) as requisite to any of the actions cited in clause (i); and (iii) the sale of the Notes and the Certificates by the Bank in accordance with the terms of the Underwriting Agreement and the other agreements and the payment to the Bank of the consideration for the Notes and the Certificates prescribed by the Underwriting Agreement.

          For purposes of this letter, once the Underwriters have paid for the Notes and the Certificates pursuant to the Underwriting Agreement, the Notes and the Certificates will be considered "fully paid and nonassessable."

          Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York. We advise you that issues addressed by this letter may be governed in whole or in part by other laws , but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or "blue sky" laws of any state to the issuance and sale of any Notes or Certificates. For purposes of our opinions, we have assumed without independent investigation that factual information supplied to us for purposes of our opinions is complete and accurate.

          We consent to the filing of both this letter and the letter filed as
Exhibit 8.2 of the Registration Statement as exhibits to the Registration Statement and to the reference to this firm under the caption titled "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,



                              KIRKLAND & ELLIS